Exhibit 99.1

Gryphon Digital Mining Announces Q2/24 Operational Update

Record Company Quarterly Hashrate as Mining Operations Grow 20% YoY; Considering High Performance Computing in Growth Plans

Las Vegas, NV — July 9, 2024 -- Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”), a bitcoin mining company that is independently certified to be 100% renewable and pursuing a negative carbon strategy, has released its unaudited operational update for June 2024 and Q2/24.

Key highlights:

●	Set a new company record in quarterly hashrate of 899 PH/s in Q2/24, a 20% increase over Q2/23

●	Record monthly performance in energy efficiency at 28.5 joules per terahash (“J/T”) in June

●	Expect to have produced approximately 84 bitcoin in the second quarter

●	Projected approximately $5.5 million in value based on an average quarterly bitcoin price of $65,916

●	Achieved bitcoin efficiency of 25 BTC/EH for the month of June

●	99.4% mining fleet average up time in June

●	Qualified for inclusion in the Russell Microcap Index, which was effective as of July 1st

●	Scope 1 and Scope 2[1] operations continue to be 100% electrified by zero-carbon emitting hydro power

“The second quarter of 2024 was significant for Gryphon as we achieved company records in hashrate and energy efficiency,” noted Rob Chang, CEO of Gryphon. “While the company is only five months removed from debuting on the Nasdaq in February of this year, we continue to set company records as we move forward as a public company.”

“We expect to have earned bitcoin valued at approximately $5.5 million for the second quarter of the year, based on an average bitcoin price of $65,916. This includes the production of approximately 22 bitcoin in the month of June at an average bitcoin price for the month of $66,170,” continued Mr. Chang. “Gryphon continues to improve its efficiency levels by setting a new company record of 28.5 J/T for the month of June and combined with the realization of our inclusion in the prestigious Russell Microcap Index effective July 1st, we believe the Company is maintaining its upward trajectory in the bitcoin mining industry.”

Gryphon’s commitment to operating at peak efficiency is underscored by its bitcoin efficiency performance of 25 BTC/EH in June. Since Gryphon commenced operations in September 2021, it has consistently placed among the top of these publicly available bitcoin efficiency scores – ranking at or tied for first in 17 of the last 33 months, or about 52% of the time. In the month of May, Gryphon’s BTC/EH performance of 24 placed it 3rd among publicly disclosing miners.

The Company held approximately 16 bitcoin in its treasury as of the end of June.

[1]	Scope 1 emissions are direct emissions from owned or controlled sources by the company, such as emissions from combustion in owned or controlled boilers, furnaces, vehicles, etc. Scope 2 emissions refer to indirect emissions from the generation of purchased electricity, steam, heating, and cooling consumed by the company. These categorizations help organizations to strategically manage and report their greenhouse gas emissions.

Growth Update:

The Company’s primary focus continues to be on evaluating growth options. To date, we have reviewed over 20 different opportunities and have performed a substantial amount of due diligence work that includes legal analysis and site visits. We are excited at the prospects and look forward towards moving forward with opportunities that meet our strict selection criteria that focuses on accretion and have a meaningful impact.

The Company also notes that it is considering the potential for High Performance Computing (“HPC”) operations in its growth plans and all potential growth opportunities will also be evaluated for their HPC potential.

Conference Schedule:

●	Bitcoin 2024 in Nashville, TN on July 25th – 27th

●	Blockchain Futurist Conference in Toronto, ON on August 13th – 14th

●	H.C. Wainwright 26th Annual Global Investment Conference in New York, NY on September 9th – 11th

●	Pacific Bitcoin Festival in Los Angeles, CA on October 18th – 19th

●	LD Micro Main Event XVII in Los Angeles, CA on October 28th – 30th

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin space dedicated to helping bring digital assets onto the clean energy grid. With a talented leadership team coming from globally recognized brands, Gryphon is assembling thought leaders to improve digital asset network infrastructure. Its Bitcoin mining operation was recently independently certified as 100% carbon-neutral and the company is also pursuing a carbon-negative strategy. More information is available on https://gryphondigitalmining.com/.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024.

INVESTOR CONTACT:

Name: James Carbonara

Company: Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com